EXHIBIT 99.1

Press Contacts:	Fred Pilon StockerYale, Inc. (603) 870-8229 email: fpilon@stockeryale.com

STOCKERYALE ANNOUNCES THIRD QUARTER 2004 FINANCIAL RESULTS

Company Reports Record Revenue and Gross Profit

Salem, NH, October 27, 2004 - - StockerYale, Inc., (NASDAQ: STKR), a leading independent provider of photonics-based products today announced its financial results for the third quarter ended September 30, 2004.

Revenues for the third quarter 2004 were $4.9 million, an increase of 32% over the $3.7 million reported in the third quarter of 2003, and up 9% from the prior quarter. Revenue growth was led by higher laser sales and a 28% increase in LED shipments for machine vision system applications. This revenue increase, along with the initial cost savings achieved through manufacturing consolidation, increased gross profit to $1.5 million for the quarter compared to $1.0 million recorded in the third quarter of 2003. Gross margins for the third quarter 2004 and 2003 were 30% and 26% respectively.

Operating loss showed a 17% improvement from the third quarter of 2003, narrowing to $1.8 million from $2.2 million. The Company noted that operating expense comparisons to the third quarter of 2003 include items that were non-recurring in nature. These included approximately $500,000 for professional fees and severance expense recorded in the third quarter of 2004 and the $605,000 asset impairment charge recorded in the third quarter of 2003. Reported net loss increased 4% compared to the third quarter 2003 due to increased amortized financing costs associated with convertible debt security issues.

"The StockerYale team continued to build on the momentum established in late 2003, as the third quarter represented a record in terms of revenues and gross profit," said Mark W. Blodgett, chairman and chief executive officer. "The quarter represented the Company's third consecutive comparative and sequential increase in revenues and gross profit, as the Company continues to generate new product revenues from substantial technology investments over the last two years," he added.

Quarterly Highlights

    Record third quarter revenues to $4.9 million
    Annualized revenue per employee increased 22% to $283,000
    Gross profit increased 50% to a record $1.5 million; gross margin improved to 30%
    StockerYale selected by Mitsubishi to jointly distribute and develop specialty optical fibers and related products. StockerYale will supply Mitsubishi's with fiber for internal use, as well as gain access to the Japanese market through their distribution channels. Two companies will co-develop several new products for the fiber optic gyroscope and industrial laser deliver system markets

Outlook

"Given our refocused product development efforts particularly in lasers, LEDs and specialty optical fiber, along with a new distribution and product development agreement with Mitsubishi, Japan's premier industrial group, the Company is well positioned for continued financial improvement in the fourth quarter and into 2005," Blodgett added.

About StockerYale

StockerYale, Inc., headquartered in Salem, NH, is an independent designer and manufacturer of structured light lasers, light emitting diodes, (LEDs), fiber optic, and fluorescent illumination technologies as well as specialty optical fiber and phase masks for use in a wide range of markets and industries including the machine vision, telecommunications, aerospace, defense and security, utilities, industrial inspection, and medical markets.

StockerYale serves a widely varied, international customer base and reinvests a significant percentage of its revenues in R&D to meet the future requirements of its customers. StockerYale has offices and subsidiaries in the U.S., Canada, Europe, and the Pacific Rim.

For more information about StockerYale and their innovative products, visit the Company's web site at www.stockeryale.com or contact StockerYale, Inc., at 32 Hampshire Rd., Salem, NH, 03079. Call 800-843-8011, Fax 603-893-5604, Email: info@stockeryale.com.

Notice to Investors:

This press release contains forward-looking statements that do not give full weight to all the potential risks, but relate to StockerYale's plans, objectives, and expectations, which are dependent upon a number of factors outside of StockerYale's control including, but not limited to: uncertainty that StockerYale's new products will gain market acceptance; the risk that delays and unanticipated expenses in developing new products could delay the commercial release of those products and affect revenue estimates; the risk that one of our competitors could develop and bring to market a technology that is superior to those products that we are currently developing; and StockerYale's ability to capitalize on its significant research and development efforts by successfully marketing those products that the Company develops. You should also refer to the discussion under "Certain Factors Affecting Operating Results" in StockerYale's form 10-K for additional matters to be considered in this regard. Thus, actual results may differ materially. All Company, brand, and product names are trademarks or registered trademarks of their respective holders. StockerYale undertakes no duty to update any of these forward-looking statements.

This press release also contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 relating to, among other things, the Company's future operating results and sales trends. Reliance should not be placed on forward looking statements because they involve known and unknown risks, uncertainties and other factors which are in some cases, beyond the control of StockerYale, which may cause the actual results, performance or achievements of the Company to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements.

Consolidated Statement of Operations

($ In thousands except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Net Sales	$4,852	$3,670	$13,466	$10,840
Cost of Sales	3,392	2,742	9,568	8,159
Gross Profit	1,460	946	3,898	2,681
Research & Development Expenses	832	831	2,445	2,647
Selling, General & Administrative Expenses	2,342	1,594	6,144	5,477
Amortization of Intangible Assets	80	80	239	239
Asset Impairment	0	605	0	605
Operating Income/(Loss)	(1,794)	(2,164)	(4,930)	(6,287)
Interest & Other Income/(Expense)	(24)	15	(28)	(115)
Debt Acquisition/Discount Amortization	516	44	2,957	130
Interest Expense	196	246	550	596
Pretax Income/(Loss)	(2,530)	(2,439)	(8,465)	(7,128)
Tax Provision (Benefit)	0	14	0	(136)
Net Income/(Loss)	($2,530)	($2,453)	($8,465)	($6,992)
Earnings/(Loss) Per Share	($0.12)	($0.17)	($0.43)	($0.52)
Weighted Average Shares Outstanding	21,650,524	14,401,330	19,658,462	13,500,712

Consolidated Balance Sheet

($ In thousands except per share data)

Assets	September 30, 2004	December 31, 2003
Total Cash	$1,210	$1,008
Accounts Receivable, Net	3,444	2,102
Inventory	3,679	3,799
Other Current Assets	452	188
Total Current Assets	8,785	7,097
Property, Plant & Equipment, Net	19,128	20,550
Other Assets	4,510	5,042
	$33,423	$32,689

Liabilities & Stockholders Equity
Short-Term Debt	$4,564	$8,456
Current Liabilities	3,705	3,051
Total Current Liabilities	8,269	11,507
Other Liabilities	17	17
Long-Term Debt	4,403	3,934
Stockholders Investment	19,734	17,231
	$32,423	$32,689

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